For: Frozen Food Express Industries, Inc.
Listed: Nasdaq (FFEX)

Company Contacts:
Stoney M. (Mit) Stubbs, Jr. (CEO)
F. Dixon McElwee, Jr. (CFO)
(214) 630-8090

For Immediate Release
Frozen Food Express Industries
Set to join Russell Indexes on June 24

            Dallas, Texas, June 23, 2005—Frozen Food Express Industries, Inc. (Nasdaq: FFEX) said today it expects its common stock to be included in the Russell 3000® Index when the Russell Investment Group reconstitutes its family of indexes on Friday, June 24, 2005.  FFEX common stock was recently included in a list of preliminary additions to three Russell indexes:  the Russell 3000®, the Russell 2000® and the Russell MicroCap® Indexes.
            FFEX is one of just 208 companies to be added to the Russell 3000® Index, which includes the largest 3,000 U.S. stocks.  The Russell 1000® is made up of the 1,000 U.S. stocks among the Russell 3000® with the largest market capitalization.  The Russell 2000® is comprised of the remaining 2,000 companies in the Russell 3000® Index.
            The Russell Microcap® Index is a new Russell Investment Group product and is comprised of 1,000 stocks from the Russell 2000® with the smallest market cap along with 1,000 other small-cap companies.
            Membership in the three Russell indexes will remain in place for one year and is determined by investment objective, market capitalization and style attributes.
            “We’re having a good year and to be added to the Russell 3000® Index is some very sweet icing added to our company cake,” said Stoney M. (Mit) Stubbs, Jr., FFEX chairman and CEO.  “Being included in the Russell 2000® and the Russell Microcap® further increases our common stock’s visibility to the professional investing community,” he added.
About Frozen Food Express
            FFEX is the largest, full-service, publicly owned refrigerated trucking company on the North American Continent, transporting perishable goods in all 48 states, plus to points in Canada and Mexico.  The company’s services include both full-truckload and less-than-truckload (LTL) refrigerated transport.  Its LTL network is the largest in the United States.  In addition, an FFEX subsidiary, American Eagle Lines, transports full-truckload non-refrigerated freight throughout the U.S.
About Russell Investment Group
            Russell, a global leader in multi-manager investment services provides investment products and services in more than 39 countries.  Russell manages more than $135 billion in assets and advises clients worldwide who represent $2.3 trillion.
            Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.  More than $2.5 trillion in assets currently are benchmarked to them.  Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

Exhibit 99.1